Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-98203) of Hennessy Advisors, Inc. of our report dated December 9, 2011, with respect to the financial statements of Hennessy Advisors, Inc. as of September 30, 2011 and 2010, and for the years ended September 30, 2011 and 2010 appearing in the Annual Report on Form included in the annual report (Form 10-K) for the year ended September 30, 2011.

/s/ Marcum LLP

Marcum LLP
San Francisco, California
December 9, 2011